Exhibit 99.1
CONTACT:
Gar Jackson
Director of Investor Relations
(714) 414-4049
FOR IMMEDIATE RELEASE
PACIFIC SUNWEAR ANNOUNCES SECOND QUARTER EARNINGS RESULTS
ANAHEIM, CA/August 23, 2007 — Pacific Sunwear of California, Inc. (NASDAQ:PSUN) today announced that total sales for the second quarter (13 weeks) of fiscal 2007 ended August 4, 2007, were $344.2 million, an increase of 9.7 percent over total sales of $313.7 million for the second quarter (13 weeks) of fiscal 2006 ended July 29, 2006.
Total Company same-store sales increased 1.8 percent during the second quarter of fiscal 2007. By concept, PacSun same-store sales increased 3.0 percent and demo same-store sales decreased 10.7 percent. Due to the 53rd week in fiscal year 2006, same-store sales for the second quarter of fiscal 2007 are compared to the thirteen-week period ended August 5, 2006.
For the second quarter of fiscal 2007, the Company recorded a net loss of $10.5 million, or $(0.15) per diluted share, compared to net income of $9.7 million, or $0.14 per diluted share, for the second quarter of fiscal 2006. Lease termination and other liquidation charges associated with the previously announced 74 demo stores closed accounted for $0.14 per diluted share of the loss. The previously announced store impairment charges related to One Thousand Steps accounted for $0.08 per diluted share of the loss. Excluding the demo lease termination and inventory liquidation charges and the One Thousand Steps store impairment charges, the Company had net income of $4.8 million, or $0.07 per diluted share, for the second quarter of fiscal 2007. A reconciliation of GAAP earnings to the non-GAAP disclosure above is contained at the end of this press release.
“Our second quarter results underscore that while elements of our efforts to improve the PacSun stores are showing progress, we still have a lot of work to do,” commented Sally Frame Kasaks, Chief Executive Officer. “July ended much weaker than we projected, which we believe was in part due to the impact of the late back to school starts in Florida and Texas, two of our most significant markets. On a positive note, strength in our PacSun juniors’ business is an indicator that we have identified the right fashion trends for back to school.”
Total sales for the first half (26 weeks) ended August 4, 2007 were $664.8 million, an increase of 8.4 percent over total sales of $613.6 million during the first half (26 weeks) ended July 29, 2006.
Total Company same-store sales increased 0.4 percent during the first half. By concept, PacSun same-store sales increased 1.9 percent and demo same-store sales decreased 11.5 percent. Due to the 53rd week in fiscal year 2006, same-store sales for the first half of fiscal 2007 are compared to the 26-week period ended August 5, 2006.

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

For the first half of fiscal 2007, the Company recorded a net loss of $15.6 million, or $(0.22) per diluted share, compared to net income of $21.6 million, or $0.30 per diluted share, in the first half of fiscal 2006 ended July 29, 2006. Lease termination and other liquidation charges associated with the previously announced 74 demo stores closed accounted for $0.17 per diluted share of the loss. The previously announced store impairment charges related to One Thousand Steps accounted for $0.08 per diluted share of the loss. Excluding the demo lease termination and inventory liquidation charges and the One Thousand Steps store impairment charges, the Company had net income of $1.9 million, or $0.03 per diluted share, for the first half of fiscal 2007. A reconciliation of GAAP earnings to the non-GAAP disclosure above is contained at the end of this press release.
Financial Outlook
Assuming flat to low single digit increases in total Company same-store sales, comprised of positive low single digits for PacSun and negative mid-teens for demo, the Company is comfortable with third quarter GAAP earnings in the range of $0.10 to $0.13 per diluted share. This estimate assumes approximately 300-350 basis points in gross margin improvement, offset by a similar increase in selling, general and administrative expenses primarily attributable to planned home office headcount additions, strategic consulting expenses and store payroll and depreciation deleverage.
About Pacific Sunwear of California, Inc.
Pacific Sunwear, operating under three distinct retail concepts, is a leading specialty retailer of everyday casual apparel, accessories and footwear designed to meet the needs of active teens and young adults. As of August 4, 2007, the Company operated 840 PacSun stores, 117 PacSun Outlet stores, 152 demo stores and 9 One Thousand Steps stores for a total of 1,118 stores in 50 states and Puerto Rico. PacSun’s website address is www.pacsun.com, merchandise carried at demo stores can be found at www.demostores.com and information about One Thousand Steps can be found at www.onethousandsteps.com.
The Company will be hosting a conference call today at 1:45 pm Pacific Time. A telephonic replay of the conference call will be available beginning approximately two hours following the call for one week and can be accessed in the United States/Canada at (800) 642-1687 or internationally at (706) 645-9291; pass code: 12722231. For those unable to listen to the live Web broadcast on the Company’s investor relations website www.pacsun.com, or utilize the call-in replay, an archived version will be available on the Company’s investor relations Web site through midnight, August 23, 2008.
Pacific Sunwear Safe Harbor
This press release contains “forward-looking statements” including, without limitation, statements regarding the Company’s earnings projections, its assumption of flat to low single digit same-store sales results and gross margin improvement for the third quarter of fiscal 2007. In each case, these statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements be subject to the safe harbors created thereby. The Company is hereby providing cautionary statements identifying important factors that could cause the Company’s actual results to differ materially from those projected in such forward-looking statements. The statements regarding fiscal 2007 earnings estimates, same-store sales projections

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

and gross margin improvement are not historical facts and involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in such forward-looking statements. Such uncertainties which could adversely affect our business and results include, among others, the following factors: our assumption of comparable same store sales during the third quarter of fiscal 2007 may be wrong and actual comparable same store sales may be higher or lower; changes in consumer demands and preferences may adversely affect our performance; higher than anticipated markdowns and/or higher than estimated selling, general and administrative costs; higher than anticipated lease termination costs associated with the 74 demo store closures; competition from other retailers and uncertainties generally associated with apparel retailing; merchandising/fashion sensitivity; sales from private label merchandise, expansion and management of growth; reliance on key personnel; economic impact of natural disasters, terrorist attacks or war/threat of war; shortages of supplies and/or contractors, as a result of natural disasters or terrorist acts, could cause unexpected delays in new store openings, relocations or expansions; our new concept (One Thousand Steps) is untested and may not achieve profitability or be successful; reliance on foreign sources of production; credit facility financial covenants and other risks outlined in the company’s SEC filings, including but not limited to the Annual Report on Form 10-K for the year ended February 3, 2007 and subsequent periodic reports filed with the Securities and Exchange Commission. Historical results achieved are not necessarily indicative of future prospects of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur after such statements are made. Nonetheless, the Company reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release. No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.
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3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SUMMARY STATEMENTS OF INCOME
(unaudited, in thousands except share and per share data)

	Second Quarter Ended		First Half Ended
	AUG. 4,	JUL. 29,	AUG. 4,	JUL. 29,
	2007	2006	2007	2006
Net sales	$344,218	$313,682	$664,803	$613,570
Gross margin	91,020	97,425	173,889	194,708
Selling, G&A expenses	109,606	82,855	201,641	162,794

Operating (loss)/income	(18,586)	14,570	(27,752)	31,914
Interest income, net	541	1,090	1,511	2,885

(Loss)/Income before taxes	(18,045)	15,660	(26,243)	34,799
Income tax (benefit)/expense	(7,543)	5,950	(10,683)	13,223

Net (loss)/income	$(10,502)	$9,710	$(15,560)	$21,576

Net (loss)/income per share, basic	$(0.15)	$0.14	$(0.22)	$0.30

Net (loss)/income per share, diluted	$(0.15)	$0.14	$(0.22)	$0.30

Wtd avg shares outstanding, basic	69,692,827	71,335,467	69,635,543	72,239,872

Wtd avg shares outstanding, diluted	70,064,804	71,866,482	69,986,773	72,783,954

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	AUG. 4,	FEB. 3,	JUL. 29,
	2007	2007	2006
ASSETS
Current assets:
Cash & cash equivalents	$26,264	$52,267	$11,783
Short-term investments	16,000	31,500	—
Inventories	256,084	205,213	286,666
Other current assets	56,954	46,255	43,870

Total current assets	355,302	335,235	342,319
Property and equipment, net	434,600	420,886	392,769
Other long-term assets	43,418	17,122	24,579

Total assets	$833,320	$773,243	$759,667

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$114,120	$66,581	$81,633
Other current liabilities	80,470	73,952	61,412

Total current liabilities	194,590	140,533	143,045
Deferred lease incentives	81,283	89,371	84,291
Deferred rent	29,158	30,619	30,341
Other long-term liabilities	35,831	9,367	22,465

Total liabilities	340,862	269,890	280,142
Total shareholder’s equity	492,458	503,353	479,525

Total liabilities and shareholders’ equity	$833,320	$773,243	$759,667

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

PACIFIC SUNWEAR OF CALIFORNIA, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(unaudited, in thousands)

	FOR THE FIRST HALF ENDED
	AUG. 4, 2007	JUL. 29, 2006
Cash flows from operating activities:
Net (loss)/income	$(15,560)	$21,576
Depreciation & amortization	38,027	34,385
Non-cash stock based compensation	3,023	3,573
Tax benefits related to exercise of stock options	369	1,479
Excess tax benefits related to stock-based compensation	(344)	—
Loss on disposal of property and equipment	12,197	158
Changes in operating assets and liabilities:
Inventories	(50,871)	(71,526)
Accounts payable and other current liabilities	53,337	12,329
Other assets and liabilities	(20,705)	(3,429)

Net cash provided by/(used in) operating activities	19,473	(1,455)
Cash flows from investing activities:
Purchases of short-term investments	(122,400)	(201,900)
Maturities of short-term investments	137,900	276,811
Purchases of long-term investments	(23,300)	—
Capital expenditures	(63,178)	(62,675)

Net cash (used in)/provided by investing activities	(70,978)	12,236
Cash flows from financing activities:
Repurchases of common stock	—	(99,347)
Excess tax benefits related to stock-based compensation	344	—
Proceeds from exercise of stock options	1,896	5,454
Net borrowings under capital leases	23,262	(290)
Net cash provided by/(used in) financing activities	25,502	(94,183)

Net (decrease) in cash and cash equivalents	(26,003)	(83,402)
Cash and cash equivalents, beginning of period	52,267	95,185

Cash and cash equivalents, end of period	$26,264	$11,783

PACIFIC SUNWEAR OF CALIFORNIA, INC.
SELECTED STORE OPERATING DATA

	AUG. 4,	JUL. 29,
	2007	2006
Stores open at beginning of fiscal year	1,199	1,105
Stores opened during the fiscal year	6	33
Stores closed during the fiscal year	(87)	(3)

Stores open at end of period	1,118	1,135

PacSun stores	840	826
Outlet stores	117	102
d.e.m.o. stores	152	201
One Thousand Steps stores	9	6

Total stores	1,118	1,135

Total square footage at end of period (in 000’s)	4,112	4,077

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

Reconciliation of GAAP earnings to non-GAAP disclosures
This earnings release for the second quarter ended August 4, 2007 contains certain non-GAAP disclosures. Provided in the tables below is a reconciliation of the relevant GAAP measure to the non-GAAP disclosure contained in this earnings release. Only line items affected by these non-GAAP adjustments are included in the tables below. All amounts are expressed in millions of dollars, except earnings per share. Non-GAAP earnings are derived by starting with the GAAP number on the left and subtracting the relevant non-GAAP adjustments while moving to the right by line item.
Reconciliation of fiscal 2007 second quarter GAAP earnings to non-GAAP earnings:
Non-GAAP earnings for the second quarter of fiscal 2007 exclude the income statement impact from the 74 demo store closures and the One Thousand Steps store asset impairment charges.

			Non-GAAP
			Adjustments
		Non-GAAP	Attributable to
		Adjustments	One Thousand
		Attributable to	Steps Store Asset
	GAAP	74 demo	Impairment	Non-GAAP
	Amounts	Store Closures	Charges	Amounts
Net Sales	$344.2	$2.1	—	$342.1
Gross Margin/(Loss)	91.0	(14.9)	—	105.9
SG&A	109.6	1.4	9.9	98.3
Operating (Loss)/Income	(18.6)	(16.3)	(9.9)	7.6
Income Tax (Benefit)/Expense	(7.5)	(6.8)	(4.1)	3.4
Net (Loss)/Income	$(10.5)	(9.5)	(5.8)	4.8
(Loss)/Earnings Per Share	$(0.15)	$(0.14)	$(0.08)	$0.07

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000

Reconciliation of fiscal 2007 first half GAAP earnings to non-GAAP earnings:
Non-GAAP earnings for the first half of fiscal 2007 exclude the income statement impact from the 74 demo store closures and the One Thousand Steps store asset impairment charges.

			Non-GAAP
			Adjustments
		Non-GAAP	Attributable to
		Adjustments	One Thousand
		Attributable to	Steps Store Asset
	GAAP	74 demo	Impairment	Non-GAAP
	Amounts	Store Closures	Charges	Amounts
Net Sales	$664.8	$13.3	—	$651.5
Gross Margin/(Loss)	173.9	(15.3)	—	189.2
SG&A	201.6	4.3	9.9	187.4
Operating (Loss)/Income	(27.8)	(19.6)	(9.9)	1.7
Income Tax (Benefit)/Expense	(10.7)	(8.0)	(4.0)	1.3
Net (Loss)/Income	$(15.6)	(11.6)	(5.9)	1.9
(Loss)/Earnings Per Share	$(0.22)	$(0.17)	$(0.08)	$0.03

3450 East Miraloma Avenue • Anaheim, CA 92806 • (714) 414-4000